      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 21, 1999



                                                      REGISTRATION NO. 333-76513

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                            ------------------------

                      HAWAIIAN NATURAL WATER COMPANY, INC.

             (Exact name of Registrant as specified in its charter)

          HAWAII                  99-0314848
      (State or other          (I.R.S. Employer
      jurisdiction of           Identification
     incorporation or               Number)
       organization)

                              248 MOKAUEA STREET,
                             HONOLULU, HAWAII 96819
                                 (808) 832-4550

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

           MARCUS BENDER              COPIES OF COMMUNICATIONS
                                                 TO:
   PRESIDENT AND CHIEF EXECUTIVE       RICHARD P. MANSON, ESQ.
              OFFICER
  HAWAIIAN NATURAL WATER COMPANY,          Graham & James
               INC.
        248 MOKAUEA STREET             801 S. Figueroa Street
      HONOLULU, HAWAII 96819           Los Angeles, California
                                                90017
          (808) 832-4550                   (213) 624-2500

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT, AS DETERMINED BY MARKET CONDITIONS AND THE SELLING STOCKHOLDER.

                            ------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If delivery of the prospectus is expected to made pursuant to Rule 434, please check the following box: / /

                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVENESS UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED MAY 21, 1999

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES BEFORE THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                                  1,405,000 SHARES

                      HAWAIIAN NATURAL WATER COMPANY, INC.

                                  COMMON STOCK
                                  NO PAR VALUE

                             ---------------------

    Two selling stockholders are offering up to 1,405,000 shares of Common Stock of the Company pursuant to this Prospectus.

    The selling stockholders will receive all of the proceeds from the sale of these shares.


    The selling stockholders may elect to sell the shares at various times, as determined by the selling stockholders, in their discretion. The Company's Common Stock is quoted on the Nasdaq SmallCap Market under the symbol "HNWC." On May 19, 1999, the closing sales price of the Common Stock was $ 19/32.


                            ------------------------

    PURCHASE OF THE SHARES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 4.

                             ---------------------

    The Company is paying the cost of registering the shares and various related expenses, but the selling stockholders are responsible for all selling commissions, transfer taxes and other such costs.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

               THE DATE OF THIS PROSPECTUS IS             , 1999.

                           FORWARD-LOOKING STATEMENTS

    Certain information contained in, or incorporated by reference into, this Prospectus includes "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are indicated by the use of terms such as "may," "will," "expect," "believe," "estimate," "anticipate," "intend" or other similar terms or the negative of such terms. These statements discuss the Company's expectations concerning future financial results, capital requirements, market growth, new product introductions, potential acquisitions and the like. The Company's expectations are based upon information currently available and are subject to various risks and uncertainties that could cause actual results to differ materially from those anticipated. The principal risks and uncertainties are set forth under the heading "Risk Factors" beginning on page 4 of this Prospectus.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (the "Registration Statement") with respect to the shares offered pursuant to this Prospectus. This Prospectus does not contain all of the information included in the Registration Statement. Please refer to the Registration Statement and the exhibits and schedules for further information about the Company and the shares offered hereby. This Prospectus also does not contain a full description of all significant contracts or other documents related to the Company's business. You should refer to the contracts or other documents filed as exhibits to the Registration Statement or incorporated by reference into it. You may inspect and copy the Registration Statement at the Public Reference Room maintained by the Commission at 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain information concerning the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. You may also access a copy of the Registration Statement electronically by means of the Commission's home page on the Internet at http.//www.sec.gov.

    The Company is subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). Accordingly, the Company files periodic reports, proxy statements and other information with the Commission. You may inspect or copy these materials at the public reference facilities of the Commission described above or at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Company's filings are also available to the public from the Commission's website at http.//www.sec.gov. The Company distributes to its stockholders annual reports containing audited financial statements. You may also access information concerning the Company electronically by means of the Company's home page on the Internet at http.//www.hawaiiansprings.com.

                      DOCUMENTS INCORPORATED BY REFERENCE

    The following documents previously filed by the Company with the Commission under the Exchange Act are incorporated herein by reference:

    (1) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998;


    (2) The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1999; and



    (3) The description of the Company's Common Stock contained in the Company's registration statement on Form 8-A dated April 21, 1997.


    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering are also incorporated by reference into this Prospectus. Later documents automatically update or supersede earlier documents.

    You may obtain a copy of any or all of the information that has been incorporated by reference into, but not delivered with, this Prospectus, without charge, by writing or calling the Company at:

                          Hawaiian Natural Water Company, Inc.

                          248 Mokauea Street

                          Honolulu, Hawaii 96819

                          Attention: Chief Financial Officer

                          Telephone Number: (808) 832-4550.

                                  THE COMPANY

    The Company bottles, markets and distributes "natural water" under the name "Hawaiian Springs-TM-." The term "natural water" signifies that the bottled water retains the same chemical composition and mineral content as the water at the source. Natural water is distinguished from "purified" water, from which certain chemicals and minerals have been removed by means of reverse osmosis filtration. There are several purified Hawaiian waters currently on the market; however, the Company's product is the only bottled natural water available from Hawaii.

    The Company draws its water from a well located at the base of the Mauna Loa mountain range in Kea'au, on the Big Island of Hawaii. The water is "bottled at the source" in polyethylene terephthalate ("PET") plastic bottles, which are manufactured at the Company's bottling facility. The term "bottled at the source" signifies that the water is pumped directly from the source to the bottling facility, thereby eliminating handling and transportation procedures which might lead to contamination. The proprietary source of the Company's product further distinguishes it from competing purified waters, which are typically drawn from municipal water supplies.

    The Company currently offers its product only in PET plastic bottles of 1.5 liters or less; however, the Company has recently installed a new five liter PET bottling line and expects to begin shipping product in this package during the second quarter of 1999. In addition, the Company is currently in discussions with various parties concerning the possible acquisition of a five gallon home and office delivery business and expects to enter this market by the end of 1999, subject to receipt of additional financing.The PET "premium" category (bottles of two liters or less are considered "premium") is currently the fastest growing segment of the non-sparkling water market in the United States, accounting for approximately 983 million gallons in 1998, up 31% from 1997.

    The Company began commercial operations in February 1995, selling initially in the Hawaiian market exclusively. The Company continues to market its product primarily in Hawaii but has since developed a limited presence on the U.S. Mainland and in certain international markets (currently Japan, Thailand, Guam, Taiwan and the Middle East). In 1998, sales in Hawaii accounted for approximately 76% of the Company's net sales; international sales accounted for approximately 17%; and sales to the U.S. Mainland accounted for approximately 7%. The Company expects continued growth in international sales, especially in the Pacific Rim. In 1998, the Company entered into new distribution arrangements in Thailand and Japan, which are expected to generate significant sales growth in these major foreign markets.

    A majority of the Company's product is sold through retail channels, such as convenience stores and supermarkets, although the Company also sells through food service outlets, such as restaurants, bars, airlines, hotels and country clubs. Food service distribution was the fastest growing segment of the Company's business in 1998. The Company markets its water on the basis of superior quality and taste and on the worldwide reputation of Hawaii.

    The Company was incorporated in Hawaii in September 1994. The Company's principal executive offices are located at 248 Mokauea Street, Honolulu, Hawaii 96819; the Company's telephone number is (808) 832-4550. The Company has no subsidiaries and no ownership interest in any other company or business.

                                  RISK FACTORS

    These shares are very risky. You should carefully consider the risk factors set forth below before deciding to purchase any of these shares. In addition, this section includes or refers to certain forward-looking statements. You should refer to the explanation of such forward-looking statements discussed on page 2 of this Prospectus.


    THE COMPANY'S OPERATIONS HAVE BEEN UNPROFITABLE. The Company has lost money each year since it began operations. The Company lost approximately $3,266,000 ($0.83 per share) in 1998 and approximately an additional $417,000 ($0.10 per share) in the first quarter of 1999. As of March 31, 1999, the Company had an accumulated deficit of approximately $8,312,000. Based upon its current business plan, the Company expects to continue losing money through at least 1999. The Company's operations may never become profitable.


    THE COMPANY NEEDS ADDITIONAL FUNDING TO CONTINUE ITS OPERATIONS. At March 31, 1999, the Company had less than $450,000 in cash on hand. Although the Company currently has a commitment for an additional $500,000 in financing, this increase in funds will not enable the Company to cover its projected losses through 1999. Therefore, without additional financing, the Company will probably not be able to continue its operations. The Company is currently evaluating the financing alternatives available to it and soliciting capital from a number of sources. However, the Company has not received any firm commitments and may not obtain the necessary financing. Any future financing will likely involve additional dilution and could contain other terms adverse to the interests of existing stockholders. Therefore, any such financing could have a negative effect on the market price of the Common Stock.


    THE COMPANY COULD BE DELISTED FROM NASDAQ. The Company's Common Stock is currently quoted on the Nasdaq Small Cap Market. In order to maintain this listing, the Company must meet certain maintenance criteria established by Nasdaq on an ongoing basis. Failure to meet such criteria could result in a delisting of the Common Stock by Nasdaq. In May 1999, Nasdaq notified the Company that it was not in compliance with certain maintenance criteria and that its securities would be delisted. The Company has appealed this decision, which automatically stays the delisting action, pending the outcome of a hearing before an independent panel. This hearing is currently expected to occur in July 1999. The Company believes that its business prospects are improving, although the Company continues to incur operating losses, which have reduced the Company's net worth below Nasdaq's minimum requirement of $2 million. The Company is currently seeking to raise additional capital, which would enable it to meet this net worth requirement as well as fund future developments. However, there is no assurance that the Company will complete any additional financing or that its appeal will be successful.



    If the Company were removed from Nasdaq, trading in the Common Stock would have to be conducted in the over-the-counter market in the so-called "pink sheets" or, if then available, Nasdaq's OTC Bulletin Board. As a result, holders of the Common Stock would find it more difficult to dispose of their shares. In addition, if the Company were delisted from Nasdaq and the trading price of the Common Stock were less than $5.00 per share, trading in the Common Stock would become subject to the requirements of Rule 15g-9 under the Exchange Act. Under this Rule, broker-dealers who recommend such low priced securities to persons other than established customers or accredited investors must satisfy special sales practice requirements, including the requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser's written consent to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990 also requires additional disclosure in connection with trades involving a stock defined as a penny stock (generally, any equity security not traded on an exchange or quoted on Nasdaq that has a market price of less than $5.00 per share). Such requirements could severely limit the liquidity of the Common Stock.

    THE SERIES A CONVERTIBLE PREFERRED STOCK (THE "SERIES A PREFERRED") IS CONVERTIBLE INTO COMMON STOCK AT A DISCOUNT TO THE MARKET PRICE. THE INTEREST OF OTHER COMMON STOCKHOLDERS COULD BE SUBSTANTIALLY DILUTED. Assuming the holder of the Series A Preferred completes the second ($500,000) portion of its investment in the Company, the conversion price of the Series A Preferred will become a variable price, equal to 80% of the market price of the Common Stock (as defined) at the time of conversion. See "The Private Offering--The Series A
Preferred." The market price on the date of this Prospectus was $[    ]. If all
of the Series A Preferred shares were converted at the conversion price
calculated as of this date $[    ], the number of shares issuable would be
[     ], or approximately [     ]% of the currently outstanding shares, after
giving effect to such issuance. Since, however, the actual conversion price will depend upon future market conditions, the aggregate number of Common shares issuable upon conversion of the Series A Preferred is currently indeterminable and could be even greater than indicated above. Generally, the lower the market price at the time of conversion, the greater the dilution to other stockholders. Depending upon market conditions, the sale of shares by a selling stockholder following a partial conversion could depress the market price at the time, thereby further increasing the dilution to other stockholders upon a subsequent conversion.



    THE COMPANY IS REQUIRED TO OBTAIN STOCKHOLDER APPROVAL FOR ADDITIONAL ISSUANCES OF COMMON STOCK ABOVE 19.9%. Under the terms of the Series A Preferred, unless stockholder approval has previously been obtained, the Company may not issue to the holder any shares of Common Stock if such issuance, together with all prior issuances upon conversion of, or as dividends on, the Series A Preferred or upon exercise of the holder's warrant, would exceed 19.9% (approximately 812,000 shares) of the number of shares of Common Stock outstanding at the time the Series A Preferred was initially issued. The Company has agreed to submit the matter to a vote of its stockholders at the 1999 Annual Meeting currently scheduled for June 17, 1999. If stockholder approval is not obtained, the Company will be required to redeem any conversion shares in cash, to the extent that such conversion would result in a cumulative issuance in excess of 19.9%.


    MANAGEMENT MAY CHANGE THE COMPANY'S OPERATING STRATEGY WITHOUT STOCKHOLDER APPROVAL. NEW STRATEGIES MAY NOT PRODUCE RESULTS AS EXPECTED. Management is currently planning several new developments in the Company's business. These developments include (i) expanding the Company's product line to include PET five liter bottles; (ii) entering the nutriceutical beverage market; and (iii) acquiring one or more five gallon home and office delivery businesses. These developments may be effected without stockholder approval. Each development will require the Company to commit some portion of its scarce financial resources, which will impact the Company's ability to pursue other opportunities. For example, cash used for acquisitions or capital expenditures will not be available for working capital. In addition, the negotiation of these arrangements requires substantial management effort. Such effort may not result in completed transactions. Even if the desired transactions are completed, they may not produce positive results for the Company.

    THE COMPANY'S BUSINESS IS PRIMARILY IN HAWAII. Although the Company's objective is to distribute its product internationally, a substantial majority of the Company's sales still occur in the Hawaiian market. The Company's principal distributor in Hawaii, Paradise Beverages ("Paradise") currently accounts for approximately half of the Company's net sales. The Company's distribution agreement with Paradise is based upon an oral understanding, which is terminable at will by either party. If this agreement were terminated, the Company's business in Hawaii could be hurt.


    CURRENCY FLUCTUATIONS AND ECONOMIC WEAKNESS ABROAD COULD HURT THE COMPANY'S SALES AND IMPEDE EXPANSION INTO FOREIGN MARKETS, ESPECIALLY IN ASIA. The Company hopes to grow its business through international expansion, especially in developed countries in Asia. Several of these countries have experienced economic downturns and weakening of their currencies relative to the U.S. dollar. Revenues have not been directly affected by currency fluctuations in these markets, since the Company prices all of its product in U.S. dollars. However, currency fluctuations can lessen demand for the

Company's product in foreign markets by making the product more expensive in local currency. To date, the Company has not been prevented from expanding distribution into target Asian markets as a result of the strength of the U.S. dollar. However, further economic weakness and/or strengthening of the U.S. dollar could hurt the Company's sales in these markets.


    THE COMPANY LEASES ITS WATER SOURCE AND BOTTLING FACILITY PURSUANT TO A LONG-TERM LEASE AGREEMENT WITH A PRINCIPAL STOCKHOLDER. This lease agreement requires the Company to make rental payments on a monthly basis at a rate equal to the greater of (i) a specified base rent of at least $5,000 per month, or
(ii) 2% of the Company's net revenues, as defined. This rental expense is reflected in the Company's cost of goods sold. In addition, the lease contains various restrictions on the Company's operations. The lessor is entitled to make use of the premises (other than the existing structures) for the manufacture of other beverages (except natural water) and is entitled to draw up to 50% of the water flow from the leased well for such purposes. The lessor currently conducts no such activity on the premises.

    THE COMPANY IS HIGHLY DEPENDENT UPON THE EFFORTS OF ITS PRESIDENT. Marcus Bender, the Company's President and Chief Executive Officer has designed and managed the implementation of the Company's business strategy to date. In October 1996, the Company entered into an employment agreement with Mr. Bender, employing him as President for a five year term. The Company has also obtained $1.0 million in key man life insurance on his life. Nevertheless, the loss of Mr. Bender's services would have a material adverse effect on the Company.

    THE COMPANY IS DEPENDENT UPON THE EFFORTS OF INDEPENDENT DISTRIBUTORS AND BROKERS FOR THE SALE OF ITS PRODUCT. These parties may de-emphasize or discontinue the sale of the Company's product based upon their own financial condition, operating strategy or other internal considerations, which the Company may have no ability to influence or control. A distributor in Hawaii once stopped representing the Company's product when the distributor discontinued all sales of bottled water and other non-beer products. Other distributors have been terminated for failure to meet agreed performance standards. Such unforeseen changes in the Company's distribution network have a detrimental effect on the development of the Company's business.

    THE BOTTLED WATER BUSINESS IS HIGHLY COMPETITIVE. There are numerous products available, which are often perceived as generic by consumers. The Company competes primarily with large, established foreign and domestic companies. The Company's principal foreign competitors include Great Brands of Europe, a French company which distributes under the "Evian," "Volvic" and "Dannon Natural Spring Water" names, and Perrier, S.A., a French company, which distributes through its U.S. subsidiary, the Perrier Group, under the "Arrowhead" and "Poland Springs" names, among others. The Company's principal domestic competitors include Crystal Geyser Water Co., which distributes under the "Crystal Geyser" name, Nora Beverage Co., which distributes Canadian source water under the "Naya" name, and Mountain Valley Water Co., which distributes under the "Mountain Valley" name. All of these companies have large marketing budgets which enable them to operate in mass consumer markets, such as supermarket chains. In California, the largest U.S. market, supermarkets often charge new entrants substantial "slotting fees" for shelf space. The Company has not had the financial resources to compete in these markets and has therefore pursued a niche marketing strategy on the U.S. Mainland. The Company markets its product on the basis of superior quality and taste and the worldwide reputation of Hawaii.

    THE COMPANY MUST MEET STRICT GOVERNMENTAL REGULATIONS CONCERNING THE BOTTLING AND PACKAGING OF ITS WATER. The bottled water industry is highly regulated both in the United States and abroad. State and Federal regulations require the Company to monitor each aspect of its production process, to ensure the quality of its water and the truthfulness of its labeling. Governmental regulations in foreign jurisdictions are generally similar to, and in certain respects more stringent than, U.S. regulations. Failure to meet applicable regulations in the U.S. or foreign markets could lead to costly recalls, loss of certification to sell product or, even in the absence of governmental action, loss of sales due to negative publicity. In 1995, the Company was halted in its early efforts to distribute its product in Japan, when the Japanese Ministry of Health and Welfare ordered a total recall of all bottled water stocked by certain competitors. Although the Company's product was not specifically covered by this order, the Company's Japanese distributor terminated its representation of the Company due to adverse market conditions. As a result, the Company's efforts to penetrate the Japanese market were impeded for some time. Similar events could occur again in the U.S. or abroad. The Company's business could be severely damaged by such events.

    MANY SHARES PREVIOUSLY RESTRICTED ARE NOW AVAILABLE FOR SALE IN THE PUBLIC MARKET. Sales of these shares could depress the market price of the Company's Common Stock. All of the shares of Common Stock held by founding stockholders of the Company (1,599,212 shares at the time of the Company's initial public offering) are currently eligible for sale without registration pursuant to Rule 144 under the Securities Act ("Rule 144"), subject to the limitations set forth in such Rule. Lock-up agreements relating to these shares terminated on November 13, 1998. In addition, the Company's financial public relations adviser holds options to purchase 515,000 shares, which the Company has registered for resale under the Securities Act. Employees of the Company also hold options to purchase shares, which may be resold pursuant to the Company's registration statement on Form S-8.


    THE MARKET PRICE OF THE COMMON STOCK COULD DECLINE PRECIPITOUSLY. The trading price of the Common Stock could become depressed as a result of sales of shares by the selling stockholders or others (as described above). Stock price volatility may also occur in response to actual or anticipated developments relating to the Company or its competitors or as a result of general market conditions. Small capitalization stocks have generally experienced extreme fluctuations in trading price and volume in recent years, often without regard to the operating performance of these companies. The trading prices and volume of the Company's Common Stock have fluctuated widely over its trading history. Such volatility could continue in the future.


    THE COMPANY'S ARTICLES OF INCORPORATION CONTAIN CERTAIN ANTI-TAKEOVER PROVISIONS. These provisions enable the Board of Directors to issue preferred stock in one or more series, with such rights as the Board of Directors may determine without any further vote or action by the stockholders. In addition, ss.415-172 of the Hawaii Revised Statutes requires stockholder approval before the completion of a "control share acquisition" resulting in beneficial ownership by an acquiring person of in excess of 10% of the voting power of a public corporation incorporated in Hawaii with at least 100 stockholders and its principal place of business or substantial assets located in Hawaii. These provisions could reduce the probability of any change of control or acquisition of the Company without Board approval. While such provisions are intended to enable the Board of Directors to maximize stockholder value, they may have the effect of discouraging takeovers which could be in the best interest of stockholders.

    THE COMPANY DOES NOT PAY DIVIDENDS ON ITS COMMON STOCK. The Company has never paid any dividends on its Common Stock and does not expect to pay any such dividends. The outstanding Series A Preferred has, and any additional preferred stock issued in the future will likely have, a priority in the payment of dividends.

                              THE PRIVATE OFFERING


    On March 3, 1999, the Company completed the first $750,000 installment of an aggregate $1,250,000 private offering of Series A Convertible Preferred Stock (the "Series A Preferred") and warrant (the "Warrant") to purchase an additional 100,000 shares of Common Stock of the Company. The second installment of $500,000 is due following the effective date of the Registration Statement. The offering was placed with a single institutional investor. This investor and a financial advisor in connection with the transaction are the selling stockholders in this offering.


    THE SERIES A PREFERRED

    The Series A Preferred is entitled to cumulative dividends at the annual rate of 4%, payable quarterly, commencing May 31, 1999, in cash or Common Stock, at the election of the Company.

    The Series A Preferred is convertible into Common Stock, in whole or in part at the election of the holder, at a conversion price of $3.00 per share until the closing of the second ($500,000) installment. Thereafter, the conversion price will be a variable price equal to the lesser of (i) $4.00 per share or
(ii) 80% of the Market Price (defined as the average of the three lowest closing bid prices for the Common Stock during a period of 22 consecutive trading days ending immediately prior to the date of conversion). A portion of the Series A Preferred will be convertible at such variable price commencing June 1, 1999 (90 days following the initial closing). Additional shares will become convertible in increments (on a cumulative basis) such that all of the Series A Preferred will be convertible within 180 days of the initial closing. The Company will be entitled to require the holder to convert all (but not less than all) of the shares of Series A Preferred outstanding on or after March 1, 2001, or, at the Company's election, to repurchase such shares for cash.

    Since the Series A Preferred will be convertible into Common Stock at a price determined by future market conditions, the precise number of shares into which the Series A Preferred will be converted is currently indeterminable. The instrument governing the Series A Preferred provides that, unless stockholder approval has previously been obtained, no shares of Common Stock may be issued upon conversion of the Series A Preferred, if such issuance, together with all prior issuances upon conversion of or as dividends on the Series A Preferred, or upon exercise of the Warrant, would exceed 19.9% (approximately 812,000 shares) of the number of shares of Common Stock outstanding at the time of the initial closing. The Company has agreed to submit the matter to a stockholder vote at its 1999 Annual Meeting of Stockholders. In the event that stockholder approval is not obtained, the Company will be required to redeem any conversion shares in cash, to the extent that such conversion would otherwise result in an issuance of Common Stock in excess of 19.9%. The instrument governing the Series A Preferred also provides that the holder will have no right to convert any shares of Series A Preferred if and to the extent that any such conversion would result in the holder being deemed the "beneficial owner" of more than 9.9% of the then outstanding shares of Common Stock within the meaning of Section 13(d) of the Exchange Act.

    The Series A Preferred is redeemable, at the election of the Company, at any time or from time to time prior to conversion, provided that the Market Price of the Common Stock does not exceed 150% of the Market Price on the date of the initial closing.

    The Company agreed to pay certain financial advisors 6% of the gross proceeds of the offering in cash and to issue to them an aggregate of 5,000 shares of Common Stock and warrants to purchase 25,000 shares of Common Stock, exercisable at $2.50 per share.

    THE WARRANT

    The Warrant is exercisable in whole or in part, at the election of the holder, for a period of three years ending February 28, 2002. The exercise price of the Warrant is $3.625 per share, subject to adjustment in the event of stock dividends, stock splits and the like.

                                USE OF PROCEEDS

    All of the shares are being offered for the account of the selling stockholders. The Company will not directly receive any proceeds from the sale of these shares; however, the Company could receive aggregate proceeds of up to $362,500 from the exercise of the Warrant, if exercised in full. The actual amount received, if any, will equal the number of shares purchased, multiplied by the exercise price of the Warrant ($3.625 per share). See "The Private Offering--The Warrant." The Warrant is exercisable by the holder in its sole discretion. The Company cannot predict whether or when the holder will exercise the Warrant. The Company will use any proceeds received from the exercise of the Warrant for working capital and general corporate purposes.

                            THE SELLING STOCKHOLDERS

    The following table sets forth certain information concerning the selling stockholders and their beneficial ownership of the Company:

                                                                                                      SHARES
                                                                                       SHARES      BENEFICIALLY
                                  SHARES BENEFICIALLY OWNED PRIOR                     OFFERED     OWNED AFTER THE
  NAME OF SELLING STOCKHOLDER            TO THE OFFERING(1)          % OF CLASS(2)     HEREBY       OFFERING(3)
--------------------------------  --------------------------------  ---------------  ----------  -----------------
Amro International, SA(4).......      Class             Amount
                                    Series A Preferred  1,250(5)             100%        --             --

                                     Common Stock       -- (6)                --(6)   1,400,000(7)        --

Trinity Capital Advisors, Inc...            Common Stock     5,000           < 1%         5,000         --

------------------------

(1) A person is deemed to be the beneficial owner of securities that can be acquired within 60 days through the exercise of any option, warrant or right.

(2) Shares of Common Stock subject to options, warrants or rights that are currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, warrants or rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(3) Assumes that the selling stockholders convert all shares of Series A Preferred and sell all of the shares offered hereby. The selling stockholders may elect to sell some, all or none of the shares offered hereby, in their sole discretion. The Company is unable to predict the actual number of shares which will be sold by the selling stockholders.

(4) Amro International, S.A. ("Amro") is an investment account managed by Ultra Finanz, a Swiss investment management company. The sole authorized signatories at Ultra Finanz responsible for the Amro account are H.U. Bachofen and Michael Klee. Ultra Finanz and Messrs. Bachofen and Klee may be deemed to be the beneficial owners of the shares held by Amro.


(5) Amro currently holds 750 shares of Series A Preferred and has committed to purchase an additional 500 shares.


(6) In addition to the Series A Preferred, Amro holds a Warrant to purchase 100,000 shares. The Warrant is currently exercisable and the 750 Series A Preferred shares currently held by Amro are convertible into an aggregate of 250,000 shares of Common Stock. Therefore, Amro would be deemed the beneficial owner of the shares underlying the Warrant and these Series A Preferred shares (aggregating 350,000 shares or approximately 7.9% of the outstanding class). Assuming Amro completes the purchase of an additional 500 shares of Series A Preferred (see footnote 5 above), the conversion price of all Series A Preferred will be a variable price based upon a discount to the Market Price of the Common Stock (as defined) at the time of conversion. Since this price is a variable price based upon future market conditions, the total number of Shares issuable upon conversion is currently indeterminable. If all of the Series A Preferred were converted into Common Stock at the conversion price in effect
    on the date hereof ($  per share) Amro would be the holder of   shares or
    [%] of the outstanding class, after giving effect to such issuance. See "The Private Offering." Pursuant to applicable provisions of the Company's Articles of Incorporation, holder may not convert the Series A Preferred, and the Series A Preferred will not be convertible, to the extent that holder would be deemed the beneficial owner of more than 9.9% of the outstanding shares of Common Stock.


(7) Includes (i) 100,000 shares issuable upon exercise of the Warrant, (ii) up to 1,250,000 shares issuable upon conversion of the Series A Preferred, and
    (iii) up to 50,000 shares issuable as dividends on the Series A Preferred. The Series A Preferred is convertible into Common Stock at a conversion price based upon a discount to the Market Price of the Common Stock (as defined) at the time of conversion. In order to provide for possible fluctuations in the Market Price of the Common Stock, the number of shares offered hereby has been determined based upon an assumed conversion price of $1.00 per share. See "The Private Offering" above.

                              PLAN OF DISTRIBUTION

    This Prospectus covers the resale by the selling stockholders of up to 1,405,000 shares of Common Stock currently held or issuable in the future upon conversion of, or as dividends on, the Series A Preferred or upon exercise of the Warrant described above. See "The "Private Offering." The selling stockholders may elect to sell some, all or none of the shares, in their sole discretion.

    The selling stockholders may, from time to time, sell all or a portion of the shares on the Nasdaq SmallCap Market in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The shares may be sold by the selling stockholders by one or more of the following methods, without limitation: (a) block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers, (d) privately negotiated transactions, and (e) a combination of any such methods of sale. In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealers are unable to do so acting as agents for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resale, may pay to or receive from the purchasers of such shares commissions as described above. The selling stockholders may also sell the shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this Prospectus.

    The selling stockholders and any broker-dealers or agents that participate with the selling stockholder in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

    The Company is required to pay all fees and expenses incident to the registration of the shares, except for fees and disbursements of counsel to the selling stockholders. The selling stockholder will bear all brokerage commissions or other similar selling expenses related to the sale of the shares. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

    The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act covering the offering of the shares. Pursuant to a Registration Rights Agreement, the Company agreed to file the Registration Statement and to keep it effective until all of the shares have been sold or are eligible for sale without restriction under Rule 144.

                                 LEGAL MATTERS


    The validity of the securities offered hereby has been passed upon for the Company by Graham & James LLP, Los Angeles, California. Richard P. Manson, Of Counsel to Graham & James, currently holds options to purchase 50,000 shares of Common Stock of the Company.


                                    EXPERTS

    The financial statements incorporated by reference in this Prospectus and elsewhere in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to the uncertainty regarding the Company's ability to continue as a going concern as discussed in Note 1 to the Financial Statements.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    PROSPECTIVE PURCHASERS OF THESE SHARES SHOULD RELY ONLY ON INFORMATION CONTAINED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE INTO IT. NEITHER THE COMPANY NOR THE SELLING STOCKHOLDERS HAVE AUTHORIZED ANYONE TO PROVIDE DIFFERENT INFORMATION. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THESE SHARES BY ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Forward Looking Statements................................................    2
Available Information.....................................................    2
Documents Incorporated by Reference.......................................    2
The Company...............................................................    3
Risk Factors..............................................................    4
The Private Offering......................................................    8
Use of Proceeds...........................................................    9
The Selling Stockholders..................................................    9
Plan of Distribution......................................................   11
Legal Matters.............................................................   12
Experts...................................................................   12

                                HAWAIIAN NATURAL
                              WATER COMPANY, INC.


                                1,405,500 SHARES
                                  COMMON STOCK
                                  NO PAR VALUE


                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                           , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the various estimated expenses in connection with the sale and distribution of the securities registered hereby, other than sales commissions:


Registration Fee...................................................  $   1,065
Legal Fees and Expenses............................................      7,000*
Accounting Fees and Expenses.......................................      3,000*
Printing and Engraving Expenses....................................      7,000*
Miscellaneous Expenses.............................................        935*
                                                                     ---------
  TOTAL............................................................     19,000*


    All of the foregoing expenses will be borne by the Registrant. The Selling Stockholders will not bear any of such expenses.

------------------------

    * Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Article IX of the Registrant's Articles of Incorporation provides as follows:

        "Each director or officer of this corporation, and his legal representatives, shall be indemnified by the corporation against liabilities, expenses, counsel fees and costs reasonably incurred by him or his estate in connection with, or arising out of, any action, suit, proceeding or claim in which he is made a party by reason of his being or having been such a director or officer; and any person who, at the request of this corporation, serves as director or officer of another corporation in which this corporation owned corporate stock, and his legal representative, shall in like manner be indemnified by this corporation; provided, that in neither case shall the corporation indemnify such director or officer with respect to any matter as to which he shall be finally adjudged liable for negligence or misconduct in the performance of this duty to the corporation unless and only to the extent that the Court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such Court shall deem proper, and shall further be indemnified as to any compromise or settlement of any such action, suit or proceeding or claim asserted against such director or officer (including expenses, counsel fees and costs reasonably incurred in connection therewith), provided the Board of Directors shall have first approved such proposed compromise settlement and determined the officer or director involved was not guilty of negligence or misconduct; but, in taking such action, any director involved shall not be qualified to vote thereon, and if for this reason a quorum of the Board cannot be obtained to vote on such matter, it shall be determined by a committee of three (3) persons appointed by the shareholders at a duly called special meeting or a regular meeting. In determining whether or not a director or officer was guilty of negligence or misconduct in relation to any such matter, the Board of Directors or committee appointed by the shareholders, as the case may be, may rely conclusively upon an opinion of independent counsel selected by such Board or Committee. The right to indemnification herein provided shall not be exclusive of any other right to which such director or officer may be lawfully entitled.

    The Registrant maintains liability insurance on behalf of its officers and directors. The Registrant has not entered into any indemnity agreements, and has no indemnification arrangements, with any of its officers and directors except as described above.

ITEM 16. EXHIBITS.


 EXHIBIT
 NUMBER    DESCRIPTION
---------  --------------------------------------------------------------------------------------------------------
     4.1   Certificate of Amendment re Series A Convertible Preferred Stock (Incorporated by reference to Exhibit
           4.1 to the Registrant's Current Report on Form 8-K dated March 3, 1999 (the "Form 8-K")*
     4.2   Certificate representing Series A Convertible Preferred Stock (Incorporated by reference to Exhibit 4.2 to the Form 8-K)*
     4.3   Warrant issued to Amro International, S.A. ("Amro") (Incorporated by reference to Exhibit 4.3 to the
           Form 8-K)*
     5.1   Opinion of Graham & James LLP re legality*
    10.1   Convertible Preferred Shares and Warrant Purchase Agreement between the Registrant and Amro
           (Incorporated by reference to Exhibit 10.1 to the Form 8-K)*
    10.2   Registration Rights Agreement between the Registrant and Amro (Incorporated by reference to Exhibit 10.2 to the Form 8-K)*
    23.1   Consent of Arthur Andersen LLP*
    23.2   Consent of Graham & James (included in Exhibit 5.1 hereto)*
    24.1   Power of Attorney*


------------------------


*   Previously filed.


ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made pursuant to Rule 415 under the Securities Act, a post-effective amendment to this Registration Statement to:

        (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) Reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the total dollar value of securities offered, if the total dollar value of securities offered would not exceed that which was registered and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (iii) Include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

    (2) That, for purposes of determining any liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time as the initial bona fide offering thereof.

    (3) To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the termination of the offering.

    Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and authorized this amendment to the registration statement to be signed on its behalf by the undersigned in the City of Honolulu, State of Hawaii on May 19, 1999.


                                HAWAIIAN NATURAL WATER COMPANY, INC.

                                By:              /S/ MARCUS BENDER
                                     ------------------------------------------
                                                   Marcus Bender
                                        PRESIDENT & CHIEF EXECUTIVE OFFICER


    In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                President and Chief
      /S/ MARCUS BENDER           Executive Officer and
------------------------------    Director (Principal          May 19, 1999
        Marcus Bender             Executive Officer)

       /S/ DAVID LAEHA          Chief Financial Officer
------------------------------    (Principal Financial and     May 19, 1999
         David Laeha              Accounting Officer)

              *
------------------------------  Director                       May 19, 1999
        Brian Barbata

              *
------------------------------  Director                       May 19, 1999
       Michael Chagami

              *
------------------------------  Director                       May 19, 1999
      Keijiro Sorimachi

    *By: /S/ MARCUS BENDER
------------------------------
        Marcus Bender
       ATTORNEY-IN-FACT